Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

CTI Reports 2004 Quarterly & Year End Results

XYOTAX™ STELLAR 3 pivotal trial results expected in the first half of March provide potential for 2005 to be transforming year for CTI

February 28, 2005 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and Nuovo Mercato: CTIC) reported financial results for the quarter and year ended December 31, 2004. Total revenues for the quarter were $8.1 million compared to $7.2 million in the fourth quarter of 2003. CTI reported a net loss for the quarter of $43.5 million ($0.72 per share) compared to net loss of $36.7 million ($1.09 per share) for the same period in 2003.

Total revenues for the year ended December 31, 2004 rose to $29.6 million compared to $24.8 million in 2003. For the year, CTI posted a net loss of $252.3 million, including $87.4 million related to an in-process research and development charge as a result of the acquisition of Novuspharma S.p.A., compared to a net loss of $130.0 million in 2003. The Company ended the year with cash, cash equivalents, securities available-for-sale and interest receivable of approximately $116.0 million. Sales of TRISENOX® for the quarter were $6.4 million compared to $6.6 million in the same period in 2003. The Company had previously guided for lower sales as a result of the launch of a competing product and foresees 2005 net sales of TRISENOX of approximately $29 million as the commercial team prepares for the potential launch of XYOTAX.

“We made significant progress in 2004 across all aspects of our business and are now hoping to harvest the rewards of those efforts as we prepare to analyze the results of three phase III trials for XYOTAX in lung cancer for the potential submission of a new drug application (NDA) later this year,” noted James A. Bianco, M.D., President and CEO of CTI. “With everyone focused on XYOTAX, it is easy to forget that we also have the potential for an interim analysis for our pivotal trial of pixantrone in aggressive lymphoma at the end of this year, which could lead to an NDA submission in 2006. With a robust pipeline of novel oncology products and upcoming pivotal milestones, we believe this may be a transforming year for CTI.”

-more-

Page 2 of 4	CTI reports 2004 year end financial results

2004 Highlights

•	CTI completed its merger with Italian biopharmaceutical company Novuspharma, S.p.A.; improving CTI’s European presence, strengthening the balance sheet, adding development expertise, and adding a phase III product candidate, pixantrone, to the product pipeline.

•	CTI expanded its European commercial operations by hiring trained European sales personnel. The expanded commercial presence provides the critical mass needed to expand sales of TRISENOX in Europe.

•	CTI partnered with the Gynecologic Oncology Group (GOG) on a phase III clinical trial of XYOTAX in patients with ovarian cancer by signing a clinical trials agreement for the GOG to sponsor and conduct the study, agreeing on the study design for XYOTAX pivotal trial in ovarian cancer, and supporting the GOG in submitting an Investigational New Drug (IND) application along with a request for a Special Protocol Assessment (SPA).

•	CTI initiated a pivotal trial of pixantrone in aggressive non-Hodgkin’s lymphoma, with acceptance of trial parameters under the FDA’s special protocol assessment (SPA) process, and received fast track designation for pixantrone for the treatment of relapsed, aggressive NHL.

•	CTI initiated two phase I/II clinical trials of CT-2106; one in combination with 5-FU/leucovorin in patients with metastatic colorectal cancer and a single agent trial in ovarian cancer.

•	The U.S. Patent and Trademark office issued a patent for TRISENOX, extending marketing exclusivity from 2007 to 2018.

•	CTI completed enrollment in XYOTAX STELLAR 2 and 4 phase III clinical trials; the largest PS2 and second-line clinical studies ever conducted in non-small cell lung cancer.

•	CTI raised approximately $64 million through a public and a registered direct offering.

•	CTI entered into a financing and services agreement with PharmaBio Development, the strategic partnering group of Quintiles Transnational, Corp. for royalties and clinical services based on a percentage of net sales of TRISENOX.

Page 3 of 4	CTI reports 2004 year end financial results

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results and risks and uncertainties that could affect the development of CTI’s products under development, including TRISENOX, XYOTAX, and pixantrone. These risks include, but are not limited to, preclinical clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, the enrollment and completion of planned and ongoing clinical trials, the potential failure to meet TRISENOX revenue goals, the potential failure of TRISENOX to continue to be safe and effective for cancer patients, the potential failure of XYOTAX to prove safe and effective for non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for relapsed aggressive non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling TRISENOX, and CTI’s products under development; and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q.

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For further information please contact:

Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Susan Callahan T:206.272.4472 F:206.272.4010 E:media@ctiseattle.com www.cticseattle.com/media.htm

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues:
Product sales	$6,402	$6,604	$26,626	$22,105
License and contract revenue	1,728	612	2,968	2,660

Total revenues	8,130	7,216	29,594	24,765

Operating expenses:
Cost of product sold	246	221	1,104	840
Research and development	27,840	24,411	101,127	89,534
Selling, general and administrative	20,108	16,542	78,522	55,641
Acquired in-process research and development	(745)	—	87,375	—
Amortization of purchased intangibles	578	334	2,294	1,335

Total operating expenses	48,027	41,508	270,422	147,350

Loss from operations	(39,897)	(34,292)	(240,828)	(122,585)
Other income (expense):
Investment and other income	381	384	1,636	1,880
Interest expense	(2,840)	(2,759)	(10,988)	(9,326)
Foreign exchange loss	(1,181)	—	(2,118)	—

Net loss	$(43,537)	$(36,667)	$(252,298)	$(130,031)

Basic and diluted net loss per share	$(0.72)	$(1.09)	$(4.67)	$(3.89)

Shares used in calculation of basic and diluted net loss per share	60,701	33,774	54,052	33,418

Balance Sheet Data:

	(amounts in thousands)
	December 31, 2004	December 31, 2003

Cash, cash equivalents, securities available- for-sale and interest receivable	$116,020	$92,838
Working capital	93,813	71,898
Total assets	184,996	146,090
Convertible debt	190,099	190,099
Accumulated deficit	(722,784)	(470,486)
Shareholders’ deficit	(70,708)	(82,542)